Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE	Contact:	Paul C. Hudson, President/CEO
Alvin D. Kang, CFO
(323) 634-1700
www.broadwayfederalbank.com

Broadway Financial Corporation Reports Record Earnings

LOS ANGELES, CA – (BUSINESS WIRE) – February 3, 2005 – Broadway Financial Corporation (the “Company”) (NASDAQ Small-Cap: BYFC), the holding company of Broadway Federal Bank, f.s.b. (the “Bank”), today reported record net earnings of $1,708,000, or $0.99 per diluted share, for the year ended December 31, 2004, compared to $1,549,000, or $0.77 per diluted share, for the year ended December 31, 2003, an increase of 10.26%. Fourth quarter 2004 net earnings amounted to $419,000, or $0.25 per diluted share, compared to $450,000, or $0.22 per diluted share, for the fourth quarter of 2003, a decrease of 6.89%.

President and CEO Paul C. Hudson stated, “For the year 2004, we successfully implemented the Bank’s strategy to increase loan originations, which grew by 24% and reached a record volume of $103 million.” He went on to state that, “The loan strategy was designed to offset anticipated net interest margin compression with increased loan volume.” Hudson also noted that, “Although deposits grew 9%, our primary deposit strategy to grow core deposits resulted in a 30% increase in core deposits.”

Balance Sheet highlights follow:

Net loans receivable increased $42.1 million, or 21.90%, from $192.1 million at December 31, 2003 to $234.2 million at December 31, 2004. Gross loan originations grew from $83.0 million in 2003 to $102.9 million in 2004, but the anticipated slow down in loan volume was evident as fourth quarter loan originations decreased from $45.2 million in fourth quarter 2003 to $12.7 million in fourth quarter 2004. The record level of loan originations in 2004 was tempered by continued high levels of loan repayments, which amounted to $48.3 million in 2004 compared to $49.4 million in 2003. Loan purchases of $9.2 million and loan sales of $21.7 million were transacted in 2004 as part of the Bank’s asset/liability management, and reduced net loan growth by $12.5 million.

Deposit growth amounted to $16.0 million, or 8.90%, from $179.9 million at December 31, 2003 to $195.9 million at December 31, 2004. Our focus on growing core deposits (NOW, money market, and passbook accounts) resulted in an increase of $23.0 million, or 29.94%, and core deposits represented 51.03% of total deposits at year-end 2004 compared to 42.77% at year-end 2003. We also focused on lengthening the maturities of our CD accounts, and the weighted average term to maturity increased from 25 months at year-end 2003 to 29 months at year-end 2004.

FHLB borrowings increased $26.8 million, or 94.04%, from $28.5 million at December 31, 2003 to $55.3 million at December 31, 2004. This facility was a vital alternative source of funds for loan growth.

Overall, average interest-earning assets increased by $38.7 million, or 18.50%, from $209.0 million in 2003 to $247.7 million in 2004, due primarily to the increase in net loans receivable. Average interest-bearing liabilities increased by $40.5 million, or 20.62%, from $196.7 million in 2003 to $237.2 million in 2004 due to the growth in deposits and FHLB borrowings.

Stockholders’ equity decreased from $18.2 million at December 31, 2003 to $15.1 million at December 31, 2004. The net reduction of $3.1 million, or 17.03% was due primarily to the Company’s purchase of the holdings of Hot Creek Ventures 1, L.P. and affiliates in the Company’s Common Stock, offset by a sale of Company Common Stock to Cathay General Bancorp (“Cathay”), and net earnings for the year.

Income Statement Highlights:

Net interest income before provision for loan losses increased from $8.4 million in 2003 to $9.4 million in 2004. The $1.1 million increase resulted from the effect of a $38.7 million increase in average interest-earning assets, in combination with a $40.5 million increase in interest-bearing liabilities (change in volume), offset by the effect of 17 basis point decrease in the weighted average interest rate (“WAIR”) spread (change in rate) from 3.89% during 2003 compared to 3.72% during 2004. The volume effect increased net interest income by $1.9 million, and the rate effect decreased net interest income by $0.8 million.

During 2004, provisions for loan losses amounted to $108,000. During 2003, certain loans that had specific reserves were paid in full, and the specific reserves amounting to $117,000 were recognized as a credit to income.

Non-interest expense, net of non-interest income, increased by $498,000, comparing 2004 to 2003, primarily due to the $579,000 increase in compensation and benefits. In late 2003, we added experienced management and staff in the accounting and loan origination departments, and in 2004, we added experienced management and staff to the internal audit and savings operations departments, and experienced staff to the loan service department.

Asset Quality and Performance Ratios:

Non-performing assets totaled $114,000 at December 31, 2004 compared to $80,000 at December 31, 2003, or 0.04% and 0.03% of total assets, at those respective dates. Delinquent loans 60 or more days past due were $114,000 at December 31, 2004 compared to $80,000 at December 31, 2003. The allowance for loan losses as a percentage of total loans was 0.60% and 0.67% at December 31, 2004 and 2003, respectively.

The return on average equity increased from 9.08% in 2003 to 11.44% in 2004. In addition to the increased profitability, the repurchase of the Company’s Common Stock from Hot Creek Venture 1, L.P. and its affiliates, and the sale of the Company’s Common Stock to Cathay impacted this ratio.

The growth in average assets from $217.8 million in 2003 to $255.8 million in 2004, a 17.45% increase, exceeded the 10.26% growth in net income, causing the return on average assets to decline from 0.71% in 2003 to 0.67% in 2004.

The efficiency ratio improved slightly from 74.01% in 2003 to 73.50% in 2004.

At December 31, 2004, the Bank met the capital requirements necessary to be deemed “well-capitalized” for regulatory purposes.

Broadway Federal Bank, f.s.b. is a community-oriented savings bank, which primarily originates residential mortgage loans and conducts funds acquisition in the geographic areas known as Mid-City and South Los Angeles. The Bank operates four full service branches, three in the city of Los Angeles, and one located in the nearby city of Inglewood, California.

Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, expectations regarding the business environment in which the Company operates, projections of future performance, perceived opportunities in the market, and statements regarding strategic objectives. These forward-looking statements are based upon current management expectations, and involve risks and uncertainties. Actual results or performance may differ materially from those suggested, expressed, or implied by forward-looking statements due to a wide range of factors including, but not limited to, the general business environment, the real estate market, competitive conditions in the business and geographic areas in which the Company conducts its business, regulatory actions or changes and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including the Company’s Annual Reports on Form 10-KSB and Quarterly Reports on Form 10-QSB.

Shareholders, analysts and others seeking information about the Company are invited to write to: Broadway Financial Corporation, Investor Relations, 4800 Wilshire Blvd., Los Angeles, CA 90010, or visit our website at www.broadwayfederalbank.com.

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

(Dollars in thousands)

(Unaudited)

	December 31, 2004	December 31, 2003
Assets
Cash	$3,998	$5,029
Federal funds sold	3,500	2,600
Investment securities available for sale	3,980	—
Investment securities held to maturity	2,000	3,996
Mortgage-backed securities available for sale, at fair value	—	9,122
Mortgage-backed securities held to maturity	17,172	6,317
Loans receivable held for sale, at lower of cost or fair value	1,145	1,671
Loans receivable, net	234,196	192,116
Accrued interest receivable	1,056	883
Investments in capital stock of Federal Home Loan Bank, at cost	2,827	1,789
Office properties and equipment, net	5,725	5,603
Other assets	939	689

Total assets	$276,538	$229,815

Liabilities and stockholders’ equity
Deposits	$195,912	$179,907
Advances from Federal Home Loan Bank	55,317	28,502
Junior subordinated debentures	6,000	—
Advance payments by borrowers for taxes and insurance	472	324
Deferred income taxes	1,058	1,019
Other liabilities	2,682	1,872

Total liabilities	261,441	211,624

Stockholders’ Equity:
Preferred non-convertible, non-cumulative, and non-voting stock, $.01 par value, authorized 1,000,000 shares; issued and outstanding 55,199 shares of Series A and 100,000 shares of Series B at December 31, 2004 and December 31, 2003	2	2
Common stock, $.01 par value, authorized 3,000,000 shares; issued 1,868,942 shares at December 31, 2004 and December 31, 2003; outstanding 1,520,347 shares at December 31, 2004 and 1,832,507 shares at December 31, 2003	19	19
Additional paid-in capital	10,425	10,498
Accumulated other comprehensive loss, net of taxes	(7)	(68)
Retained earnings-substantially restricted	9,561	8,207
Treasury stock-at cost, 348,595 shares at December 31, 2004 and 36,435 shares at December 31, 2003	(4,859)	(375)
Unearned Employee Stock Ownership Plan shares	(44)	(92)

Total stockholders’ equity	15,097	18,191

Total liabilities and stockholders’ equity	$276,538	$229,815

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations and Comprehensive Earnings

(Dollars in thousands, except per share amounts)

(Unaudited)

	Three Months ended December 31,		Year ended December 31,
	2004	2003	2004	2003
Interest on loans receivable	$3,446	$2,757	$13,234	$10,426
Interest on investment securities	57	58	213	194
Interest on mortgage-backed securities	115	286	368	1,438
Other interest income	62	8	165	111

Total interest income	3,680	3,109	13,980	12,169

Interest on deposits	906	746	3,300	3,061
Interest on borrowings	422	185	1,255	741

Total interest expense	1,328	931	4,555	3,802

Net interest income before provision for (recovery of) loan losses	2,352	2,178	9,425	8,367
Provision for (recovery of) loan losses	50	(117)	108	(117)

Net interest income after provision for (recovery of) loan losses	2,302	2,295	9,317	8,484

Non-interest income:
Service charges	288	248	1,076	1,021
Gain on sale of loans available for sale	23	9	269	27
Gain (loss) on sale of securities available for sale	(8)	9	(29)	94
Other	31	9	105	36

Total non-interest income	334	275	1,421	1,178

Non-interest expense:
Compensation and benefits	1,093	1,014	4,579	4,000
Occupancy expense	272	237	1,073	1,032
Information services	161	154	654	588
Professional services	137	97	518	469
Office services and supplies	117	93	432	408
Other	157	243	636	654

Total non-interest expense	1,937	1,838	7,892	7,151

Earnings before income taxes	699	732	2,846	2,511
Income taxes	280	282	1,138	962

Net earnings	$419	$450	$1,708	$1,549

Other comprehensive income (loss), net of tax:
Unrealized gain (loss) on securities available for sale	$(8)	$(145)	$70	$(116)
Reclassification of realized net (gain) loss included in net earnings	8	(9)	29	(94)
Income tax benefit (expense)	—	60	(38)	85

Other comprehensive income (loss), net of tax	—	(94)	61	(125)

Comprehensive earnings	$419	$356	$1,769	$1,424

Net earnings	$419	$450	$1,708	$1,549
Dividends paid on preferred stock	(19)	(19)	(78)	(78)

Earnings available to common shareholders	$400	$431	$1,630	$1,471

Earnings per share-basic	$0.26	$0.24	$1.05	$0.82
Earnings per share-diluted	$0.25	$0.22	$0.99	$0.77
Dividend declared per share-common stock	$0.05	$0.04	$0.19	$0.15
Basic weighted average shares outstanding	1,510,059	1,813,527	1,557,392	1,799,465
Diluted weighted average shares outstanding	1,592,156	1,918,989	1,646,998	1,900,794

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARIES

Selected Ratios and Data

(Dollars in thousands)

	As of December 31,
	2004	2003
Regulatory Capital Ratios:
Tangible capital	7.04%	7.52%
Core capital	7.04%	7.52%
Total Risk-Based capital	11.01%	11.77%

Asset Quality Ratios and Data:
Non-performing loans as a percentage of total gross loans	0.05%	0.04%
Non-performing assets as a percentage of total assets	0.04%	0.03%
Allowance for loan losses as a percentage of total gross loans	0.60%	0.67%
Allowance for loan losses as a percentage of non-performing loans	1,245.61%	1,640.00%
Allowance for losses as a percentage of non-performing assets	1,245.61%	1,640.00%

Non-performing assets:
Non-accrual loans	$114	$80
Real estate acquired through foreclosure	—	—

Total non-performing assets	$114	$80

	Three Months ended December 31,		Year ended December 31,
	2004	2003	2004	2003
Performance Ratios:

Return on average assets	0.61%	0.79%	0.67%	0.71%
Return on average equity	11.21%	9.84%	11.44%	9.08%
Average equity to average assets	5.46%	7.99%	5.83%	7.83%
Non-interest expense to average assets	2.83%	3.21%	3.09%	3.28%
Efficiency ratio (1)	73.48%	71.52%	73.50%	74.01%
Net interest rate spread (2)	3.45%	3.87%	3.72%	3.89%
Effective net interest rate spread (3)	3.54%	3.99%	3.81%	4.00%

(1)	Efficiency ratio represents non-interest expense divided by net interest income after provision for loan losses plus non-interest income.
(2)	Net interest rate spread represents the difference between yield on average interest-earning assets and the cost of interest-bearing liabilities.
(3)	Effective net interest rate spread represents net interest income as a percentage of average interest-earning assets.

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARIES

Support for Calculations

(Dollars in thousands)

	Three Months ended December 31,		Year ended December 31,
	2004	2003	2004	2003
Total assets	$276,543	$229,815	$276,543	$229,815
Total gross loans	$237,779	$195,691	$237,779	$195,691
Total equity	$15,097	$18,191	$15,097	$18,191
Average assets	$273,990	$228,772	$255,786	$217,799
Average loans	$237,103	$173,224	$223,827	$156,902
Average equity	$14,954	$18,285	$14,925	$17,051
Average interest-earning assets	$265,689	$218,386	$247,669	$209,003
Average interest-bearing liabilities	$254,718	$204,372	$237,165	$196,629
Net income	$419	$450	$1,708	$1,549
Total income	$2,636	$2,570	$10,738	$9,662
Non-interest expense	$1,937	$1,838	$7,892	$7,151
Efficiency ratio	73.48%	71.52%	73.50%	74.01%
Non-accrual loans	$114	$80	$114	$80
REO, net	$—	$—	$—	$—
ALLL	$1,420	$1,312	$1,420	$1,312
REO-Allowance	$—	$—	$—	$—
Interest income	$3,680	$3,109	$13,980	$12,169
Interest expense	$1,328	$931	$4,555	$3,802
Net interest income	$2,352	$2,178	$9,425	$8,367